Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Katherine Patricia Klingler

Telephone: 617-346-7433

Santander Holdings USA, Inc. Announces Final Tender Results

Boston, MA (December 27, 2012) – Santander Holdings USA, Inc. (“SHUSA”), a wholly owned subsidiary of Banco Santander, S.A., today announced the completion of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding Sovereign Capital Trust IV 4.375% Trust PIERS (the “Trust PIERS”).  As of 11:59 p.m., New York City time, on December 26, 2012 (the “Expiration Time”), an aggregate liquidation amount of approximately $323.4 million of its Trust PIERS, representing approximately 40.4% of the outstanding aggregate liquidation amount of such securities, had been tendered and accepted for purchase under the Tender Offer.

Holders of Trust PIERS who validly tendered such securities at or before the Expiration Time have received, or will receive, $78.95 per $50.00 liquidation amount of Trust PIERS tendered.  SHUSA expects to make payment on Friday, December 28, 2012 for all of the Trust PIERS that were validly tendered on or prior to the Expiration Time and that have not previously been repurchased during the course of the Tender Offer.

About our company

Santander Holdings USA, Inc. (SHUSA) is a wholly owned subsidiary of Banco Santander, S.A. and is the holding company for Sovereign Bank, a financial institution with principal markets in the northeastern United States. Sovereign Bank has more than 720 branches, nearly 2,200 ATMs and approximately 8,700 team members.

Banco Santander S.A. (SAN.SM, SAN.US) is a retail and commercial bank, headquartered in Spain, with a presence in ten main markets: Spain, Portugal, Germany, UK, Poland, Brazil, Mexico, Chile, Argentina and the U.S. Founded in 1857, Santander has 102 million customers, approximately 15,000 branches – more than any other international bank – and more than 193,000 employees.

Cautionary Statement Regarding Forward-Looking Information

Statements in this press release regarding SHUSA’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” and “Risk Factors” in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.